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                      PRELIMINARY TERM LIFE INSURANCE RIDER

                 Issued by Cova Financial Life Insurance Company
                        Please Read This Rider Carefully


        The waiting periods in the suicide and incontestability are different from those in the policy and begin on the effective date of the rider.

        If the rider premium has been paid, this rider will become a part of the policy. This rider is subject to all applicable terms and provisions of the policy; except as modified herein. The Policy Specifications page shows the rider premium.
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        Preliminary               If any person to be insured under the policy should die while this rider is in effect, we will
        Term Insurance            pay the death claim as if such death occurred on the issue date of the policy. The amount
        Benefit                   payable as a death claim will be the same amount which would have been payable under the policy. Any other supplemental rider included with the policy when issued will be deemed effective while this rider is in force.

                                  The policy will take effect on its issue date if prior to that date:

                                  1. The premium due has been paid; and

                                  2.   This rider has been made effective according to its terms.

        When Rider                This rider will not take effect until the policy is delivered and accepted by you. Payment of
        is Effective              the full premium for this rider must then be paid to us. All of this must occur during the lifetime and sound health of each person to be insured under the policy.

                                  However, if you pay the full premium for this rider with the application and a Temporary
                                  Insurance Receipt bearing the same proposed Insured's name as the application has been given to you, then the effective date of this rider will be the latest of:

                                  1.   The date of the application part I; or

                                  2.   The date of the last dated application part II; or

                                  3.   The date of the last of any medical test required under our rules and practices.

                                  The rider will then become effective if on the latest of these dates:

                                  1.   The person to be insured under the policy is in sound health; and

                                  2.   The application is approved by us according to our rules, limits and practices; and

                                  3.   The person to be insured qualifies for the exact plan, the amount, and any additional benefit riders applied for; and

                                  4.   The person is insurable at least at standard rates.

        Incontestability          We cannot contest this rider, except for nonpayment of premium, after it has been in force during the lifetime of the insured for a period of two years from its date of issue.

        Suicide                   If the insured dies by suicide, while sane or insane, within two years from the date of issue
        Exclusion                 of this rider (or within the maximum period permitted by laws of the state in which this policy was delivered if less than two years), the amount payable under this rider will be limited to the amount of premiums paid for this rider. This amount will be paid according to the provisions of the policy to which this rider is attached for the payment of death claim benefits on any such person.










        CCR6                                                                    1
        (5/99)









       General                Neither this rider nor payment of any premium for it will affect any loan or other values, or
       Provisions             dividends on the policy. Should the premium due on the policy be paid before the issue date, and while this rider is in effect, the policy will still be treated as if it goes into effect as of the issue date. No grace period is granted for payment of the premium due on the issue date of the policy. Failure to pay such premium before such date will cause the policy to be null and void.


       The issue date and effective date of this rider and the policy are the same unless another effective date is shown below.





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                   DATE










                           SECRETARY                                                      PRESIDENT










                                      COVA
                      Cova Financial Life Insurance Company
                            Newport Beach, California


       CCR6                                                   2
       (5/99)
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